BUSINESS LOAN AGREEMENT

This Agreement dated as of January 7, 2003, is between Bank of America, N.A., a national banking association (the “Bank”), and Winter Sports Inc., a Montana corporation (the “Borrower”).

1.         FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1.             Line of Credit Amount.

(a)               During the availability period described below, the Bank will provide a line of credit to the Borrower (“Facility No. 1”).  The amount of the line of credit (the “Facility No. 1 Commitment”) is initially $13,500,000, reducing by $1,200,000 on each May 31, beginning May 31, 2004.

(b)               If, due to conditions beyond the control of the Borrower, gross revenues for a ski season (not including real estate-related revenues) are less than $8,500,000, the Borrower may skip the mandatory commitment reduction on the reduction date next succeeding such ski season.  The Borrower is limited to two such skip payments during the term of Facility No. 1.  Any reduction skipped is deferred until the Facility No. 1 Expiration Date.  If the Borrower elects to skip a commitment reduction, compliance with paragraphs 8.3 and 8.4 are automatically waived for that fiscal year.

(c)               This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them up to the Facility No. 1 Commitment.

(d)               The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2.             Availability Period.  Facility No. 1 is available between the date of this Agreement and May 31, 2009, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

1.3.             Repayment Terms.

(a)               The Borrower will pay interest on the first day of each April, July, October, and January, beginning April 1, 2003, until payment in full of any principal outstanding under Facility No. 1.  Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

(b)               On each day that the Facility No. 1 Commitment reduces pursuant to paragraph 1.1(a), the Borrower shall repay any outstanding principal of Facility No. 1 that exceeds the Facility No. 1 Commitment.

(c)               The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under Facility No. 1 no later than the Facility No. 1 Expiration Date.

1.4.             Interest Rate.

(a)               The interest rate is a rate per year equal to the Bank’s Prime Rate plus zero percentage points.

(b)               The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5.             Optional Interest Rates.  Instead of the interest rate based on the rate stated in paragraph 1.4 above, the Borrower may elect the optional interest rates listed in Article 2 for this Facility No. 1 during interest periods specified under the terms of Article 2.  The optional interest rates shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.”  The optional interest rate that is available is the LIBOR Rate plus 1.75 percentage points.

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2.         OPTIONAL INTEREST RATES

2.1.             Optional Rates.  Each optional interest rate is a rate per year.  At the end of any interest period, the interest rate will revert to the rate stated in paragraph 1.4 above, unless the Borrower has designated another optional interest rate for the Portion.  No Portion will be converted to a different interest rate during the applicable interest period.  Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2.             LIBOR Rate.  The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)               The interest period during which the LIBOR Rate will be in effect will be one, two, three, or six months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”).  The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)               Each LIBOR Rate Portion will be for an amount not less than $100,000.

(c)               The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent (All amounts in the calculation will be determined by the Bank as of the first day of the interest period):

London Inter-Bank Offered Rate
LIBOR Rate =
(1.00 - Reserve Percentage)

Where:

(i) “London Inter-Bank Offered Rate” means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.

(ii) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon, Pacific time, on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

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3.         FEES AND EXPENSES

3.1.             Fees.

(a)               Loan Fee.  The Borrower agrees to pay a loan fee in the amount of $15,000.  This fee is due on the date of this Agreement.

(b)               Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)               Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed 4.0% of any payment that is more than 15 days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2.             Expenses.  The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3.             Reimbursement of Costs.  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

4.         COLLATERAL

4.1.             Personal Property.  The Borrower’s obligations to the Bank under this Agreement will be secured by equipment and fixtures the Borrower now owns or will own in the future.  The collateral is further defined in security agreement(s) executed by the Borrower.  In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank.  All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

4.2.             Real Property.  The Borrower’s obligations to the Bank under this Agreement will be secured by a lien covering the real property described in the Mortgage dated November 21, 1994, recorded in Flathead County, Montana, under recorder’s file no. 9434211110 (the “Mortgage”), by Special-Use Permit No. TAL01 described in that certain Assignment in Trust dated as of January 7, 2003 (as amended from time to time, the “Permit Assignment”), and by that certain Commercial Security Agreement dated as of as of November 21, 1994 (as amended from time to time, the “Security Assignment”).

5.         DISBURSEMENTS, PAYMENTS AND COSTS

5.1.             Disbursements and Payments.

(a)               Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)               Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

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5.2.             Telephone and Telefax Authorization.

(a)               The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)               Advances will be deposited in and repayments will be withdrawn from account number 68317601 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)               The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3.             Direct Debit (Pre-Billing).

(a)               The Borrower agrees that the Bank will debit deposit account number 68317601 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)               Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)               The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”).  If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

(d)               The Borrower will maintain sufficient funds in the Designated Account to cover each debit.  If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.4.             Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5.             Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6.             Default Rate.  Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0% higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

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6.         CONDITIONS

Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

6.1.             Conditions to First Extension of Credit.  Before the first extension of credit:

(a)               Authorizations.  Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b)               Governing Documents.  If required by the Bank, a copy of the Borrower’s organizational documents.

(c)               Security Agreements.  Signed original security agreements covering the personal property collateral which the Bank requires.

(d)               Mortgage.  Execution of a modification to the Mortgage, the Permit Assignment and the Security Assignment, in form satisfactory to Bank, and issuance by the title company that issued the Bank’s original lender’s title policy, at the Borrower’s expense, of a modification endorsement satisfactory to the Bank.

(e)                 Perfection and Evidence of Priority. Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others’ rights and interests, except those the Bank consents to in writing.

(f)                   Payment of Fees.  Payment of all accrued and unpaid expenses incurred by the Bank as required by paragraph 3.3.

7.         REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit under Facility No. 1 constitutes a renewal of these representations and warranties as of the date of the request:

7.1.             Formation.  The Borrower is duly formed and existing under the laws of the state of Montana.

7.2.             Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3.             Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4.             Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5.             No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6.             Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

7.7.             Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay Facility No. 1, except as have been disclosed in writing to the Bank.

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7.8.             Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9.             Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10.          Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11.          Tax Matters.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12.          No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13.          Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in paragraph 8.17.

7.14.          Location of Borrower.  The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located in the vicinity of Whitefish, Montana.

8.         COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1.             Use of Proceeds.  To use the proceeds of Facility No. 1 only for general working capital, and for construction of a conference/meeting center and moving or rebuilding of an existing restaurant/bar within the Big Mountain “Village,” and for short-term (less than one-year) interim financing of real estate to be acquired in tax-deferred exchanges under Internal Revenue Code Section 1031.

8.2.             Financial Information.  To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)               Within 150 days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized officer of Borrower.  These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(b)               Within 60 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer.  These financial statements may be company-prepared or may, at the Bank’s option, be provided by delivery of the Borrower’s 10Q report.  The statements shall be prepared on a consolidated basis.

(c)                Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

8.3.             Debt Service Coverage Ratio.  To maintain on a consolidated basis, measured as of each fiscal year end, a Debt Service Coverage Ratio of at least 1.5 to 1.  “Debt Service Coverage Ratio” means the ratio of (a) net profit plus depreciation plus interest, divided by (b) the reduction in the Facility No. 1 Commitment occurring during such year, plus all interest expense, with measurement beginning for the fiscal year ending May 31, 2004.

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8.4.             Health Ratio.  To maintain on a consolidated basis, measured as of each fiscal year end, a Health Ratio of at not greater than 5.0 to 1.  “Health Ratio” means the ratio of (a) Senior Funded Debt, divided by (b) net profit plus depreciation .  “Senior Funded Debt” means all outstanding indebtedness for borrowed money and other interest-bearing liabilities, including current and long-term indebtedness, less the non-current portion of Subordinated Debt.  “Subordinated Debt” means indebtedness of the Borrower to third parties, the repayment of which is subordinated to the Bank, in form satisfactory to the Bank.

8.5.             Reduction Period.  To reduce the amount of advances outstanding under Facility No. 1 to at least $3,000,000 below the Facility No. 1 Commitment for a period of at least 30 consecutive days in each fiscal year.

8.6.             Capital Expenditures.  Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than the average of the prior two fiscal years’ Cash Flow in any single fiscal year on a consolidated basis.  “Cash Flow” means net profit plus depreciation minus the reduction in the Facility No. 1 Commitment occurring during such year.  Short-term (less than one-year) interim financing of real estate to be acquired in tax-deferred exchanges under Internal Revenue Code Section 1031 shall not be considered a capital expenditure under this section.

8.7.             Mandatory Hedge.  Enter into an interest rate hedge for not less than $3,500,000 of the Facility No. 1 Commitment, by no later than the date that the construction of a conference/meeting center is begun, for a minimum of 5 years, with an amortization to be chosen by the Borrower.

8.8.             Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent.  This does not prohibit:

(a)                Acquiring goods, supplies, or merchandise on normal trade credit.

(b)                Endorsing negotiable instruments received in the usual course of business.

(c)                Obtaining surety bonds in the usual course of business.

(d)                Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

8.9.             Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)                Liens and security interests in favor of the Bank.

(b)                Liens for taxes not yet due.

(c)                Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

8.10.          Maintenance of Assets.

(a)               Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)               Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)               Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)               To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)               To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

8.11.          Investments.  Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)               Existing investments disclosed to the Bank in writing.

(b)               Investments in the Borrower’s current subsidiaries.

(c)               Investments in any of the following:

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(i) certificates of deposit.

(ii) U.S. treasury bills and other obligations of the federal government.

(iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.12.          Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)               Existing extensions of credit disclosed to the Bank in writing.

(b)               Extensions of credit to the Borrower’s current subsidiaries.

(c)               Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.13.          Change of Management.  Not to make any substantial change in the present executive or management personnel of the Borrower.

8.14.          Change of Ownership.  Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than 25% in the direct or indirect capital ownership of the Borrower.

8.15.          Additional Negative Covenants.  Not to, without the Bank’s written consent:

(a)               Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company, other than joint ventures or limited liability companies associated with the development of Glacier Village.

(b)               Acquire or purchase a business or its assets.

(c)               Engage in any business activities substantially different from the Borrower’s present business.

(d)               Liquidate or dissolve the Borrower’s business.

(e)               Voluntarily suspend its business.

8.16.          Notices to Bank.  To promptly notify the Bank in writing of:

(a)               Any lawsuit over $50,000 in excess of any insurance coverage against the Borrower.

(b)               Any substantial dispute between any governmental authority and the Borrower.

(c)               Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)               Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)               Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)                 Any actual contingent liabilities of any Borrower, and any such contingent liabilities which are reasonably foreseeable.

8.17.          Insurance.

(a)               To maintain insurance as is usual for the business it is in.

(b)               To maintain all risk property damage insurance policies covering the tangible property comprising the collateral.  Each insurance policy must be in an amount acceptable to the Bank.  The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)                Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18.          Compliance with Laws.  To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business.

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8.19.          ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within 10 days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.20.          Books and Records.  To maintain adequate books and records.

8.21.          Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.22.          Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.23.          Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.24.          Flood Insurance.  If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property.

8.25.          Inspections and Appraisals of Real Property.  To allow the Bank and its agents to visit the real property collateral at any reasonable time for the purpose of inspecting the real property and conducting appraisals, and deliver to the Bank any financial or other information concerning the real property as the Bank may request.

8.26.          Use or Leasing of the Real Property Collateral.  To occupy the real property collateral for the conduct of its regular business.  The Borrower will not change its intended use of the real property without the Bank’s prior written approval.

8.27.          Indemnity Regarding Use of Real Property.  To indemnify, defend with counsel acceptable to the Bank, and hold the Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all legal fees and expenses of Bank’s counsel) arising out of or resulting from the construction of any improvements on the real property collateral, or the ownership, operation, or use of the real property collateral, whether such claims are based on theories of derivative liability, comparative negligence or otherwise.  The Borrower’s obligations to the Bank under this paragraph shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement, and shall also survive as unsecured obligations after any acquisition by the Bank of the real property collateral or any part of it by foreclosure or any other means.

9.         HAZARDOUS SUBSTANCES

9.1.             Indemnity Regarding Hazardous Substances.  The Borrower agrees to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank’s counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)               Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the “Real Property”), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

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(b)               Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about any of the Borrower’s property or operations or property leased to the Borrower, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrower will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrower or any other person, all at the Borrower’s own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment.  In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrower.

9.2.             Representation and Warranty Regarding Hazardous Substances.  Before signing this Agreement, the Borrower researched and inquired into the previous uses and ownership of the Real Property.  Based on that due diligence, the Borrower represents and warrants that to the best of its knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property, except as the Borrower has disclosed to the Bank in writing.

9.3.             Compliance Regarding Hazardous Substances.  The Borrower has complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”).  The Borrower shall promptly, at the Borrower’s sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property.  The Borrower acknowledges that hazardous substances may permanently and materially impair the value and use of the Real Property.

9.4.             Notices Regarding Hazardous Substances.  Until full repayment of Facility No. 1, the Borrower will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.5.             Site Visits, Observations and Testing.  The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property.  The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing.  The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Real Property and the personal property collateral.  The Bank is under no duty, however, to visit or observe the Real Property or  the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement.  No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness).  In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure.  The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

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9.6.             Unsecured Obligation; Continuation of Indemnity.  Notwithstanding any provision in the mortgage encumbering the Real Property, the Borrower’s obligations to the Bank under this Article are not secured by the Real Property.  The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrower’s obligations to the Bank under this Agreement, and foreclosure of the mortgage encumbering the Real Property or similar proceedings.

9.7.             Definition of Hazardous Substance.  “Hazardous substance” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

10.        DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under paragraph 10.5 below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1.          Failure to Pay.  The Borrower fails to make a payment under this Agreement within three days after the date when due.

10.2.          Other Bank Agreements.  The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.  If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 60 days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

10.3.          Cross-default.  Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed.

10.4.          False Information.  The Borrower has given the Bank false or misleading information or representations.

10.5.          Bankruptcy.  The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors.

10.6.          Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the business is terminated, or, if the Borrower is liquidated or dissolved.

10.7.          Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

10.8.          Lawsuits.  Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of $50,000 or more in excess of any insurance coverage.

10.9.          Judgments.  Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $50,000 or more in excess of any insurance coverage.

10.10.      Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

10.11.      Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay Facility No. 1.

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10.12.      Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

10.13.      ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing)  which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)               A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)               Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.14.      Other Breach Under Agreement.  The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

11.        ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1.          GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2.          Washington Law.  This Agreement is governed by Washington law.

11.3.          Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4.          Arbitration and Waiver of Jury Trial.

(a)               This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)               At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)               Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.

(d)               The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in paragraph 11.2.  All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

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(e)               The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)                This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)               The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)               By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim.  This provision is a material inducement for the parties entering into this agreement.

11.5.          Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

11.6.          Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.7.          One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)            represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)            replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)             are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.  The ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

11.8.          Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

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11.9.          Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.10.      Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.11.      Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.12.      Prior Agreement Superseded.  This Agreement supersedes the Business Loan Agreement entered into as of June 16, 1998, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

Borrower:	Bank:

WINTER SPORTS INC.	BANK OF AMERICA, N.A.

By	By

Title	Title

Address where notices to the Borrower	Address where notices to the Bank
are to be sent:	are to be sent:

P.O. Box 1400	820 A Street, 2nd Floor
Whitefish, MT 59937	Tacoma, WA 98401

Telephone: (406) 862-1930	Telephone: (253) 305-3323
Facsimile: (406) 862-2955	Facsimile: (253) 305-3353

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